PROMISSORY NOTE

Principal Sum: $250,000	April 1st, 2008
London, UK

To:	EuroEnergy Growth Capital S.A.
Salduba Building Top Floor,
53rd East Street, Urbanizacion
Obarrio Panama 5

     FOR VALUE RECEIVED, Fox Petroleum Inc. (the “Borrower”) promises to pay on the earlier of (i) the date that the Borrower obtains equity financing from a third party in the minimum amount of $1,000,000 net to the borrower, or (ii) April 1st, 2009 (the “Payment Date”) to the order of EuroEnergy Growth Capital S.A., the principal sum of $250,000 (the “Loan”) in lawful currency of the United States.

     For the period from the date of advance of the Loan up to and including the Payment Date interest will accrue on the Loan on the balance of principal outstanding at the rate of 10% per annum, calculated and compounded monthly not in advance, until paid. Interest will be payable in a balloon payment on the Payment Date.

     The undersigned may at any time and from time to time prepay in whole or in part the said principal sum without notice or bonus or penalty.

Presentment, protest, notice of protest and notice of dishonour are hereby waived.

IN WITNESS WHEREOF the Borrower has duly executed this Promissory Note as of the date first written above.

Fox Petroleum Inc.

Per:	/s/ Alex Craven
Alex Craven